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                                                                   EXHIBIT 10.27
                                                                   -------------


                             EMPLOYMENT AGREEMENT
                             --------------------

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of February 4, 2000 by and between IndyMac Mortgage Holdings, Inc. and IndyMac, Inc. (each of which is individually and collectively referred to as the "Employer") and Richard H. Wohl ("Officer").

                                  WITNESSETH:
                                  -----------

WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained. The parties hereto agree as follows:

 1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on February 5, 2003, unless earlier terminated in accordance with the provisions hereof.

 2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve as Senior Executive Vice President (or such other comparable or higher office rank as the Chief Executive Officer may designate) of Employer or its affiliated companies, as determined by Employer. Affiliated companies shall include, without limitation, any direct or indirect subsidiary of Employer in which Employer holds less than 100% but at least a majority of the beneficial interest and voting control (a "New Public Company"). Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder. Officer agrees that Employer shall make a determination as to the portion of the total


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     compensation payable to Officer hereunder which shall be allocated to and deemed paid by Employer for purposes of section 162(m) and related provisions of the Internal Revenue Code.

 3. Scope of this Agreement and Outside Affiliations. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer or director of one or more (direct or indirect) subsidiaries or affiliates of Employer as the Board may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.

During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

 4.   Compensation and Benefits.

      a. Base Salary. Employer shall pay to Officer a base salary in respect of the portion of the fiscal year of Employer (a "Fiscal Year") ending December 31, 2000 at the annual rate of $450,000 (the "Annual Rate"). In respect of the Fiscal Years ending in 2001 and 2002, the Compensation Committee of the Board (the "Compensation Committee") may, based upon the recommendation of the chairman of the Compensation Committee and Board approval and the performance of Officer and Employer, increase the Annual Rate. While any such increase shall be at the discretion of the Compensation Committee, it is anticipated that such increase will be at least an increase of 10% of the

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             Annual Rate, but could vary from such percentage in the judgment of the Compensation Committee.

         b. Incentive Compensation. The Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined in the first quarter of each Fiscal Year during the term of this Agreement, as mutually agreed upon by Employer and Officer. For the first year of this Agreement, the maximum incentive compensation award is $200,000.00. If a new annual incentive plan is not executed by Employer and Officer for any reason by the end of the first quarter of the Fiscal Year (or within 90 days of the date of this Agreement for the year 2000), then the maximum incentive compensation award for the new Fiscal Year shall be the difference between the Base Salary and the Guaranteed Minimum Annual Compensation. In order to be eligible for the incentive compensation award, Officer must still be employed as of March 31st of the Fiscal Year following the relevant Fiscal Year. The incentive compensation award shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for such Fiscal Year.

         c. Guaranteed Minimum Annual Compensation. For each of the Fiscal Years ending during the term of this Agreement, Officer shall receive a guaranteed minimum annual cash compensation of $500,000, the components of which shall include his base salary for such Fiscal Year and any incentive compensation award applicable to such Fiscal Year, provided Officer is still employed by Employer as of December 31 of such Fiscal Year.

         d. Stock Options. Employer shall grant to Officer a stock option grant of 500,000 shares of the Employer's common stock on February 4, 2000 and 500,000 shares of the Employer's common stock on February 5, 2001. These stock option grants shall vest equally over 5 years from their respective date of grant.

             Officer agrees that any stock options or restricted stock granted to him under his prior Employment Agreements, or granted separate from such Employment Agreement(s), shall be subject to the terms of the 2000 Stock Option Plan except as may be expressly provided otherwise in this Agreement.

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             All stock options and restricted stock granted in accordance with this Section 4(d): (i) shall be granted pursuant to Employer's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement,
             (ii) shall have a per share exercise price equal to the fair market value (as defined in the current Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become exercisable in five equal installments on each of the first five anniversaries of the date of grant, (iv) shall become immediately and fully vested in the event of a change in control (as declared by the Board) or in the event that Officer's employment is terminated due to death or Disability; (v) in the event that Officer's employment is terminated through resignation or by Employer for Cause ("Cause") (as defined in Section 5(c)), shall, if not then vested, immediately terminate; and (vi) in the event of a termination by Employer other than for Cause (as defined in Section 5(c)), or in the event that this Agreement terminates according to its terms (as provided in Section 5(g)), shall become immediately and fully vested to the extent that such stock options or restricted stock would, under the terms of the stock option or restricted stock award, vest within 12 months of such termination, and shall give officer the right to exercise such options for a period of twelve (12) months after such termination (but in no event later than their expiration date).

             Provided however, with respect to unvested stock options and restricted stock previously issued to Officer prior to the date of this Employment Agreement, fifty percent (50%) of such stock options and restricted stock shall immediately vest at the Termination Date in the event of a termination other than for Cause (Section 5(c)) or a termination according to its terms (Section 5(g)).

             In the event that a New Public Company is formed and Officer is assigned by the Chief Executive Officer to be employed by that New Public Company, if such New Public Company is traded on the New York Stock Exchange or the NASDAQ, then in the discretion of the Chief Executive Officer, up to 50% of the not-yet-vested stock options and restricted stock of Officer (whether previously granted hereunder or otherwise) may be terminated and replaced with such alternate incentive compensation (which may include stock options and/or restricted stock of the New Public Company) as the Chief Executive Officer may determine in his sole and absolute discretion, provided such replacement compensation is equivalent to the value of the replaced stock options and restricted stock. Such alternate incentive compensation may be granted on such terms and conditions as determined by the Chief Executive

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             Officer, which terms and conditions may differ from those in this
             Agreement for comparable compensation, provided such terms and conditions provide an equivalent value to the replaced compensation. The Company shall select and retain a nationally recognized firm to determine the value of the stock options and restricted stock to be replaced and the value of the replacement compensation, and such firm's final valuation shall be accepted by both parties.

         e. Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof, to provide benefits substantially equivalent to the life, disability, and medical insurance policies on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

         f. Deferral of Amounts Payable Hereunder. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Officer.

         g. Club Memberships. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer's participation in the La Canada Flintridge Country Club and such other memberships as may be approved by the Chief Executive Officer.

         h. Financial Planning Services. Employer shall pay for the financial planning service of AYCO for Officer, including a full tax gross-up for any implied income to Officer resulting from such benefit. The annual amount that Employer shall be required to pay for such services shall not

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             exceed $16,500 for the first year of services, or $10,000 for any subsequent year of services, exclusive of the tax gross-up.

         i. Car Allowance. Employer shall provide Officer with an appropriate luxury automobile (either a Mercedes E320 or BMW 5 Series of a comparable cost) for Officer's exclusive use; provided Officer agrees to maintain such automobile and pay for appropriate insurance.

 5. Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

         a. Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive months or for shorter periods aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or February 5, 2003, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and
             (ii) to provide during the Disability Period the benefits specified in the last sentence of Section 4(e) hereof.

             The determination of Disability shall be made only after 30 days notice to Officer (which may run concurrently with the Notice of Termination). In order to determine Disability, both employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer's disinterested directors.

         b. Death. In the event that Officer shall die during the term of this Agreement, Employer shall pay to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary") an amount equal to three times the guaranteed annual compensation as defined in Section 4(c). Such payment will be made within 30 days of the death of Officer. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the

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             payments and benefits under this Subsection 5(b). This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to Section 4(c) will vest upon his death.

         c. Cause. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer, or (ii) Officer's conviction by a court of competent jurisdiction of a felony, or
             (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), 4(c), 4(d) and 4(f) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), 4(d) and 4(f) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(e) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. Following a termination for Cause, Officer shall be entitled to payment of his base salary through his last day of

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             employment, and any accrued vacation pay, but no other
             payments or benefits hereunder or otherwise whatsoever.

         d.  Termination Other Than For Cause.

             (i) Except as provided in Section 5(d)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, then Officer shall be entitled to:

                  (1) payment of his base salary through his last day of
                      employment, but no payment on account of any further incentive compensation hereunder; and

                  (2) within 30 days after such last day, a single payment in an amount in cash equal to three times the guaranteed minimum annual compensation as defined in Section 4(c), and

                  (3) for a period of one year following such last day, the
                      benefits specified in the last sentence of Section 4(e) hereof.

             (ii) Except as otherwise provided for below, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, for the calendar year for which the Officer will be subject to the Excise Tax, the Employer will pay the Officer an additional amount of compensation equal to the Excise Tax (calculated without taking into consideration this additional compensation). Notwithstanding the foregoing, the Employer and Officer may agree to reduce, to the extent necessary, the Payment amount so that no Excise Tax would be imposed. Unless the Employer and Officer agree otherwise, such reduction shall be implemented, first, by reducing any non-cash benefits (other than stock options) to the extent necessary, second, by reducing any cash benefits to the extent necessary and, third, by reducing any stock options to

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                  the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Termination Date and reducing payments or benefits in reverse chronological order therefrom. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants, selected by Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Employer.

         e. Resignation. If during the term of this Agreement, Officer shall resign voluntarily, Officer shall be entitled to payment of his base salary through his last day of employment, but all other rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment and all obligations of Officer under Sections 10(f) and 10(j) shall expressly survive such termination. If Officer resigns as a result of a material breach by Employer, which breach is not cured by Employer within 30 days receipt of written notice, then Officer's resignation will be considered as a Termination Other Than For Cause pursuant to Section 5(d) for all purposes under this Agreement.

         f. Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

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         g.  Non-Renewal of Agreement. In the event that this Agreement terminates according to its terms on February 5, 2003, or February 5, 2005, if the terms of this Agreement are renewed pursuant to
             Section 6, and Officer's employment is terminated, such termination of Officer's employment pursuant to this Section 5(g) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable with respect to periods ending on or prior to his termination of employment. Employer shall also (1) pay Officer in a single payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the guaranteed minimum annual compensation as provided in Section 4(c), and (2) until the first anniversary of the Termination Date, provide the benefits specified in the last sentence of Section 4(e) hereof. Upon such termination of Officer's employment, any stock options or restricted stock granted under this Agreement that were scheduled to vest within the 12 months following the termination of employment will immediately vest. Finally, fifty percent (50%) of any unvested stock options and restricted stock previously issued to Officer prior to the date of this Employment Agreement will immediately vest at the termination of employment.

 6. Renewal of Agreement. Employer, at its option, may extend the term of this Agreement for two additional years. Upon such extension, the guaranteed minimum annual compensation as defined in Section 4(c) would be increased to $750,000.00. No additional stock options would be granted for such extension. All other terms of this Agreement would continue.

 7. Location of Services. Officer is required to perform his services under this Agreement at such present or future business location of Company as may be designated by the Chief Executive Officer in the Counties of Los Angeles, Orange or Ventura, California or wherever the Corporate Headquarters of the Employer or the Mortgage Banking Division of Employer may be located. If Employer requests Officer to relocate outside of the locations referenced above, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(f) and the Officer will be deemed to have been terminated pursuant to Section 5(d).

 8. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in

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     compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

 9. Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

10.  Miscellaneous.

     a. Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer.

     b. Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel, with a copy to the Director of Human Resources at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

     c. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, provided, however, that all provisions of Employer's Employee Handbook shall be incorporated herein by this reference and Officer hereby expressly acknowledges that all provisions of the Employee Handbook are applicable to his employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; provided, further, that

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         Officer hereby expressly acknowledges that Officer has executed
         Employer's standard Arbitration Agreement. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     d. Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     e. California Law. This Agreement shall be construed and interpreted in accordance with the laws of California.

     f. Confidentiality. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     g. Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement.

     h. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or

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         unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     i. No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

     j.  Covenant Not to Compete

         (i) In General. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of one year after the termination of such employment if he voluntarily resigns or if he is terminated for Cause or Other Than For Cause (the "Non-Compete Period"), he shall not, within North America:

              (1) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer (or its subsidiaries or affiliates) as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer (or its subsidiaries or affiliates) in the planning stage on such date;

              (2) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); or

              (3) solicit for employment, offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's

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

                   employment terminated, unless Officer shall have received the prior written consent of Employer.

         (ii) Consideration. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d).

        (iii) Equitable Relief and Other Remedies. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         (iv) Reformation. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

     k. Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

         (i) If Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer's obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (x) pay Officer all or part of the compensation withheld while Employer's contract obligations were suspended, and (y) reinstate any of Employer's obligations which were suspended.

         (ii) If Officer is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

        (iii) If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of Officer shall not be affected.

         (iv) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (x) by the Office of Thrift Supervision ("OTS") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (y) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement shall not be affected by such action.

          (v)  With regard to the provisions of this Section 10(i) through (iv):

               (1) Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

               (2) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and

               (3) During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first a written.

                              EMPLOYER



                              By:
                                 ----------------------------
                              Name: Michael W. Perry

                              Title:  Chief Executive Officer

                              OFFICER:


                              -------------------------------
                              in his individual capacity

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